Exhibit 99.1

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

PRESS RELEASE

Contact:	Lacy Fitzpatrick
ICOS Corporation
(425) 415-2207

For Immediate Release:

ICOS Announces Proposed Private Offering of

Convertible Subordinated Notes

BOTHELL, Wash—June 16, 2003—ICOS Corporation (Nasdaq: ICOS) announced today that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible subordinated notes through an offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. purchasers pursuant to Regulation S, under the Securities Act of 1933, as amended.

The notes are expected to have a term of 20 years and will be convertible at the option of the holder into ICOS Corporation common stock, at a price to be determined by negotiations between ICOS and the initial purchasers of the notes. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $50 million aggregate principal amount of notes.

ICOS intends to use the net proceeds of the offering for the anticipated U.S. commercial launch of Cialis, research and development activities, working capital and other general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A or to non-U.S. purchasers pursuant to Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

—more—

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expected proceeds of the financing described above. These forward-looking statements involve risks and uncertainties that could cause ICOS’ results and the timing of certain events to differ materially from those discussed in the forward-looking statements. In particular, the completion of the financing is subject to the satisfaction of various closing conditions and prevailing conditions in the public capital markets. We cannot assure you that the offering will be completed. Other potential risks that could cause events to differ materially include the risks detailed in ICOS’ latest Annual Report on Form 10-K and its other SEC filings.

# # #